Exhibit 2.01

Resource Extraction Payment Report

Project-Level Disclosure

The table below sets forth our payments made to governments for the fiscal year ended December 31, 2024, by project and type of payment.

					For the year ended December 31, 2024
Project Name	Country/ Major Subnational Jurisdiction	Government	Resource	Extraction Method	Taxes (1)	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments	Total
IPNM HB Solution Mine	U.S	Federal Government	Sylvinite	Solar Solution	$—	$1,548,768	$—	$—	$—	$—	$—	$—	$1,548,768
IPNM HB Solution Mine	U.S	Federal Government	Salt	Solar Solution	—	700,636	—	—	—	—	—	—	700,636
IPNM HB Solution Mine	U.S	Federal Government	Magnesium Chloride	Solar Solution	—	2,671	—	—	—	—	—	—	2,671

IPNM East Mine	U.S	Federal Government	Langbeinite	Underground	—	2,885,835	—	—	—	—	—	—	2,885,835
IPNM East Mine	U.S	Federal Government	Salt		—	22,465	—	—	—	—	—	—	22,465

IPNM West Mine	U.S	Federal Government	Sylvinite	Underground	—	111,687	—	—	—	—	—	—	111,687

Moab Mine	U.S	Federal Government	Sylvinite	Solar Solution	—	—	—	—	—	—	—	—	—

Wendover Mine	U.S	Federal Government	Sylvinite	Solar Solution	—	185,281	—	—	—	—	—	—	185,281
Wendover Mine	U.S	Federal Government	Salt	Solar Solution	—	4,109	—	—	—	—	—	—	4,109
Wendover Mine	U.S	Federal Government	Magnesium Chloride	Solar Solution	—	64,659	—	—	—	—	—	—	64,659

						$5,526,111							$5,526,111

Government—Level Disclosure

The table below sets forth our payments made to governments for the fiscal year ended December 31, 2024, by government and type of payment.

		For the year ended December 31, 2024
Country/ Major Subnational Jurisdiction	Government	Taxes (1)	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments	Total
U.S	Federal Government	$—	$5,526,111	$—	$—	$—	$—	$—	$—	$5,526,111

(1)The Company files a consolidated income tax return in the U.S., which includes all entities of the Company. The U.S. Federal Government levies corporate income taxes at the consolidated group level rather than on a per-project basis. The Company did not make any U.S. federal tax payments during 2024. If the Company had made federal tax payments, such payments would not relate to a particular project, but the consolidated U.S. income of the Company.